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                                                                    EXHIBIT 99.1

For information contact:
Mark D. Buckner, Chief Financial Officer
Ann R. Strobel, Manager of Investor Relations
Eco Soil Systems, Inc.   619/675-1660
or, Philip L. Thomas
The P.L. Thomas Group   312/906-8060


                   ECO SOIL SECURES $25 MILLION LINE OF CREDIT

RANCHO BERNARDO, CA, JULY 8, 1999 -- Eco Soil Systems, Inc. (Nasdaq: ESSI) announced a $25 million revolving line of credit for its wholly owned subsidiary Turf Partners, Inc. This three-year credit facility is with Coast Business Credit, a division of Southern Pacific Bank, and borrowings under this facility are based upon Turf Partners' inventory and receivables with an interest rate of prime rate plus 1.00%.

Mark D. Buckner, chief financial officer, commented, "The Coast facility replaces Eco Soil's existing $10 million secured line of credit and will better serve Turf Partners' financing requirements given its significant growth and success in servicing the golf industry. This new line offers Turf Partners working capital financing and allows the purchase of inventory needed to meet the high demand in the important summer season of May through September. The Coast facility will support our working capital requirements at Turf Partners for the foreseeable future and may improve operating margins by achieving vendor discounts for volume purchases and early payments."

Coast Business Credit (CBC) provides revolving lines of credit and term loans for growing companies in a broad variety of industries. CBC has over 45 years of experience in lending and commercial finance, including financing over 275 companies in the last three years.

Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop maintenance problems in the golf and agricultural industries. Their proprietary products evolve from the BioJect-Registered Trademark-, a patented and EPA-approved device that cultures and dispenses biological products through irrigation systems. These products, along with standard turf maintenance products, are sold to nearly 40% of America's golf courses through Eco Soil's Turf Partners subsidiary, and are sold to the agricultural market, along with irrigation products, through its Agricultural Supply subsidiary. Eco Soil's Internet site address is HTTP://WWW.ECOSOIL.COM.

THE STATEMENTS CONTAINED IN THIS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. MANAGEMENT WISHES TO CAUTION THE READER THAT THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS; ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE COMPANY, INCLUDING THOSE LISTED UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE PERFORMANCE" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED APRIL 7, 1999.

                                   * * * *

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For information contact:
Mark D. Buckner, Chief Financial Officer
Ann R. Strobel, Manager of Investor Relations
Eco Soil Systems, Inc.   858/675-1660
or, Philip L. Thomas
The P.L. Thomas Group   312/906-8060


                    ECO SOIL SECURES $10 MILLION CREDIT LINE

RANCHO BERNARDO, CA, JULY 23, 1999 -- Eco Soil Systems, Inc. (Nasdaq: ESSI) announced that it has obtained a $10 million revolving line of credit for its wholly owned subsidiary Agricultural Supply, Inc. This two-year formula based revolving credit facility is with San Diego-based First National Bank.

Mark D. Buckner, chief financial officer, commented, "The new FNB facility will support our working capital requirements at Agricultural Supply in the near term, and will also allow us to expand our business with several new product offerings. In the United States, we will be able to expand our entry into the irrigation pipe rental business. And, in Mexico, we anticipate the FNB relationship will provide certain customers the opportunity to finance their Agricultural Supply purchases. We look forward to pursuing both of these marketing initiatives at Agricultural Supply, along with the expansion of our core business of selling irrigation systems and agriculture solutions utilizing our BioJect-Registered Trademark- technology."

San Diego based First National Bank (FNB) is a diversified commercial lender with over $540 million in assets. FNB offers a comprehensive range of corporate banking products and services with a strategic focus on Mexican commerce.

Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop maintenance problems in the golf and agricultural industries. Their proprietary products evolve from the BioJect-Registered Trademark-, a patented and EPA-approved device that cultures and dispenses biological products through irrigation systems. These products, along with standard turf maintenance products, are sold to nearly 40% of America's golf courses through Eco Soil's Turf Partners subsidiary, and are sold to the agricultural market, along with irrigation products, through its Agricultural Supply subsidiary. Eco Soil's Internet site address is HTTP://WWW.ECOSOIL.COM.

THE STATEMENTS CONTAINED IN THIS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. MANAGEMENT WISHES TO CAUTION THE READER THAT THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS; ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE COMPANY, INCLUDING THOSE LISTED UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE PERFORMANCE" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED APRIL 7, 1999.

                                   * * * *